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                     AMERICAN STATES FINANCIAL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  EXHIBIT 11.0



                                                     Three Months Ended        Nine Months Ended
                                                        September 30,            September 30,
                                                      1996        1995         1996         1995
                                                   ----------  -----------   ----------  ----------
                                                                (Dollars in Thousands,
                                                                Except Per Share Data)
Primary
Shares outstanding, beginning of period            60,050,515   50,000,000   50,000,000  50,000,000

Weighted average shares issued during period:
  Stock offering                                            -            -    4,578,755           -
  Employee benefit plans                                    -            -       23,129           -
                                                   ----------   ----------   ----------  ----------
Weighted average primary shares outstanding        60,050,515   50,000,000   54,601,884  50,000,000
                                                   ==========   ==========   ==========  ==========

Net income                                            $40,429      $58,871     $117,101    $141,133
                                                   ==========   ==========   ==========   =========

Net income per primary common share                   $   .67      $  1.18     $   2.14    $   2.82
                                                   ==========   ==========   ==========   =========

Fully Diluted
Shares outstanding, beginning of period            60,050,515   50,000,000   50,000,000  50,000,000

Weighted average shares issued during period:
  Stock offering                                            -            -    4,578,755           -
  Employee benefit plans                                    -            -       23,129           -
                                                   ----------   ----------   ----------  ----------
Weighted average fully diluted shares outstanding  60,050,515   50,000,000   54,601,884  50,000,000
                                                   ==========   ==========   ==========  ==========

Net income                                            $40,429      $58,871     $117,101    $141,133
                                                   ==========   ==========   ==========  ==========

Net income per fully diluted common share             $   .67      $  1.18     $   2.14    $   2.82
                                                   ==========   ==========   ==========  ==========


Note: The fully diluted calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.




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